Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated February 17, 2010

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term Aa1 (negative outlook) / AA (negative outlook) Debt Ratings :

Cusip:			89233P4A1

Pricing Date:		February 17, 2010

Settlement Date:	February 19, 2010

Maturity Date:		February 22, 2011

Principal Amount:	$10,000,000
(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Gross Underwriting Spread:  0.03%

All-in Price to Issuer:	99.97%

Net Proceeds to Issuer:	$9,997,000

Floating Rate Index:	1 Month LIBOR

Floating Rate Spread:	+ 10 basis points

Index Source:		LIBOR Reuters

Interest Payment Frequency:  Monthly

Initial Interest Payment Date: March 22, 2010 (long first coupon interpolated between 1 month and 2 month LIBOR)

Initial Interest Rate:	1 Month LIBOR determined on February 17, 2010
+ 10 basis points, accruing from February 19, 2010

Interest Payment Dates:	On the 22nd of each calendar month and on the
Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.
For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Dates: Second London Banking Day preceding each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			J.P. Morgan Securities Inc.

DTC Number:		#187

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

For Moody's 'Aa1' rating, TMCC has been placed under review for possible downgrade; for S&P 'AA' rating, TMCC has been placed on CreditWatch with negative implications